Exhibit 99.1

AerSale Reports Second Quarter 2022 Results

Second Quarter 2022 Highlights

●	Revenue of $139.6 million, up 51.9% as compared to prior year period.
●	GAAP net income of $26.5 million, or 18.9% of sales, up 59.9% as compared to prior year period.
●	Adjusted Net Income of $31.7 million, or 22.7% of sales, up 45.3% as compared to prior year period.
●	Adjusted EBITDA of $41.1 million or 29.4% of sales, up 35.2% as compared to prior year period.
●	Flight equipment sales consisted of three aircraft and three engines, which included two AerSale converted Boeing 757 freighter aircraft.
●	Continue to monetize Boeing 757s with one additional AerSale converted freighter aircraft scheduled to be sold in 2022 and up to twelve additional aircraft to be converted to freighters by third parties and become available to lease or sell in 2023 and 2024.
●	Reaffirms 2022 guidance: expects revenue in the range of $420 - $450 million and adjusted EBITDA in the range of $80 - $90 million[1].

Miami, Florida – August 8, 2022 - AerSale Corporation (Nasdaq: ASLE) (the “Company”) today reported results for the second quarter ended June 30, 2022. The Company’s revenue for the second quarter of 2022 was $139.6 million compared to $91.9 million in the second quarter of 2021. Revenue for the second quarter of 2022 included $92.5 million of flight equipment sales versus $42.7 million of flight equipment sales in the prior-year period. Flight equipment sales in the second quarter of 2022 consisted of three aircraft and three engines, which included two Boeing 757 freighters converted by AerSale and the early delivery of one Boeing 747 freighter which closed at the end of the second quarter but was internally forecasted to close in the third quarter. Leasing revenue for the current quarter reflected increased utilization from the Company’s leased flight equipment compared to the year ago period. Revenue from Used Serviceable Material (USM) also improved compared to the same quarter last year due to an increase in demand and availability of feedstock.

TechOps revenue declined during the second quarter when compared to the same quarter in the prior year, driven in part by lower storage maintenance at both AerSale’s Roswell and Goodyear facilities as the return of aircraft into operation gained momentum. In addition, allocation of labor and hangar space to support AerSale’s Boeing 757 passenger-to-freighter (P2F) conversion line reduced available capacity and MRO revenue for third party work at our Goodyear facility compared to the same quarter in 2021 in which no AerSale 757 P2F conversions were in progress. The decrease in revenue from on airport MRO activities was partially offset by higher revenue from component MRO.

Nicolas Finazzo, AerSale’s Chief Executive Officer, commented, “I am pleased to report that we set another record for the Company in the second quarter, with sales growth of over 50% and adjusted EBITDA growth over 35%. This is a remarkable result that is attributable to the dedication of all our team members to execute efficiently on our 757 P2F conversion program, which has driven results since the program inception, combined with a strengthening commercial backdrop boosting higher sales of Used Serviceable Material (USM).”

1 A reconciliation of non-GAAP adjusted EBITDA guidance to net income, the most directly comparable GAAP (Generally Accepted Accounting Principles) measure, has not been provided due to the lack of predictability regarding the various reconciling items such as the provision for income taxes and depreciation and amortization, which are expected to have a material impact on these measures and cannot be reasonably predicted without unreasonable efforts.

Finazzo added, “We reached an important milestone in our AerAware program, with the completion of software validation by our partner, Elbit Systems subsidiary, Universal Avionics. Software development to optimize it for the 737 platform represents more than two years of work by our collective team. We have also completed a third set of demonstration flights to the FAA, in anticipation of performing our final FAA certification flights to obtain the AerAware STC in the coming months. With the introduction of AerAware to commercial airlines we expect the market to eagerly adopt this technology, particularly as it stands to significantly increase operational safety, efficiency, and on-time performance during limited visibility conditions, while minimizing flight delays, diversions, fuel burn and carbon emissions.”

GAAP net income for the second quarter of 2022 was $26.5 million or 18.9% of sales compared to $16.5 million or 18.0% of sales in the second quarter of 2021. AerSale recognized a mark-to-market adjustment income related to the private warrant liability of $1.4 million, $3.9 million of stock-based compensation expenses within payroll expenses, $1.8 million in non-cash inventory write-offs recorded in the cost of products line, and $0.9 million non-cash impairment of flight equipment recorded within leasing costs during the second quarter. In the second quarter of 2021, the mark-to-market adjustment expense to the private warrant liability was $0.4 million, the non-cash inventory write-offs were $4.8 million and stock-based compensation expenses were de minimis. Adjusted Net Income excluding these non-cash items was $31.7 million in the second quarter of 2022 and $21.8 million in the second quarter of 2021. Diluted earnings per share was $0.47 for the second quarter of 2022 compared to $0.38 in the second quarter of 2021. Adjusted for the non-cash items noted above, diluted earnings per share was $0.56 for the second quarter of 2022 and $0.50 in the second quarter of 2021. Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted Net Income and adjusted diluted earnings per share.

Adjusted EBITDA in the second quarter of 2022 was $41.1 million, or 29.4% of sales, compared to $30.4 million, or 33.1% of sales in the second quarter of 2021. Higher adjusted EBITDA was a result of the increase in flight equipment sales and associated contribution, which was partially offset by $8.4 million in Payroll Support Program proceeds recognized during the second quarter of 2021. There were no corresponding proceeds in the current quarter. Please see the non-GAAP reconciliation table at the end of this press release for additional details on adjusted EBITDA.

Year-to-date cash flows from operating activities was $41.2 million as of June 30th, 2022 primarily due to strong GAAP net income results and $13.4 million of cash flow related to monetization of inventory, partially offset by $28.8 million of previously collected deposits related to completed flight equipment sales. The Company ended the quarter with $197.2 million of cash and has an undrawn $150 million credit facility.

Second Quarter 2022 Results of Operations

AerSale reported revenue of $139.6 million in the second quarter of 2022, which included $92.5 million of flight equipment sales. The Company’s revenue for the second quarter of 2021 was $91.9 million and included $42.7 million of flight equipment sales. As a reminder to investors, flight equipment sales may significantly vary quarter-to-quarter, and AerSale believes full-year analysis, rather than year-over-year quarterly comparisons is a more appropriate measurement of Company progress.

Asset Management Solutions (AMS) revenue increased by 90.0% to $114.5 million in the second quarter of 2022 primarily due to the above-mentioned flight equipment sales. USM parts sales also improved in the second quarter of 2022, as demand for USM parts climbed due to the recovery in passenger travel as compared to the prior year period. In addition, leasing revenue rose in the second quarter of 2022 compared to the second quarter of 2021, as volume and utilization of the Company’s leased flight equipment was stronger.

Revenue from TechOps decreased 20.7% to $25.1 million in the second quarter of 2022, largely on account of lower storage maintenance at AerSale’s Roswell and Goodyear facilities as the return of third party aircraft into service continued. In addition, allocation of labor and hangar space to support AerSale’s Boeing 757 P2F conversion line reduced available capacity and MRO revenue for third party work at our Goodyear facility compared to the same quarter in 2021 in which no AerSale 757 P2F conversions were in progress. The decrease in revenue from airport MRO activities was partially offset by revenue from component MRO activities.

Gross margin was 39.4% in the second quarter of 2022 compared to 33.4% in the year ago period mainly due to the sale of higher margin flight equipment.

Selling, general and administrative expenses, excluding Payroll Support Program proceeds, were $23.5 million in the second quarter of 2022 compared to $17.0 million in the second quarter of 2021. AerSale received $8.4 million in Payroll Support Program proceeds during the second quarter of 2021 and did not receive any Payroll Support Program proceeds in the second quarter of 2022. The Company also incurred $3.9 million of stock-based compensation expenses in the second quarter of 2022, which was de minimis in the second quarter of 2021.

Income from operations was $31.5 million in the second quarter of 2022 versus $22.2 million in the second quarter of 2021.

Income tax expense was $6.3 million in the second quarter of 2022 compared to $5.1 million in the second quarter of 2021.

GAAP net income was $26.5 million in the second quarter of 2022, up 59.9% from $16.5 million in the second quarter of 2021. Adjusted for stock-based compensation, mark-to-market adjustment to the private warrant liability, non-cash inventory write-offs, and non-cash impairment of flight equipment, Adjusted Net Income was $31.7 million in the second quarter of 2022 and $21.8 million in the second quarter of 2021. Diluted earnings per share increased to $0.47 for the second quarter of 2022 from $0.38 in the second quarter of 2021. Adjusted for the non-cash items noted above, diluted earnings per share was $0.56 in the second quarter of 2022, compared to $0.50 in the second quarter of 2021.

Adjusted EBITDA in the second quarter of 2022 was $41.1 million, or 29.4% of sales, compared to $30.4 million, or 33.1% of sales in the second quarter of 2021. The improvement in adjusted EBITDA was largely attributable to an uptick in revenues from higher margin businesses. Adjusted EBITDA for the second quarter of 2021 reflected the benefit from $8.4 million in Payroll Support Program proceeds, for which there were no corresponding proceeds in the second quarter of 2022.

Martin Garmendia, AerSale’s Chief Financial Officer, said: “We are excited to report our record results this quarter where our outstanding performance exceeded our own internal projections. We have yet again demonstrated the strength of our purpose built model as well as our excellent execution capabilities. We believe we are well positioned to continue to generate strong returns to all our stakeholders.”

2022 Guidance

AerSale reaffirmed its guidance for revenue of $420 - $450 million and adjusted EBITDA of $80 - $90 million in 2022. In providing this guidance, the Company is mindful that recent geopolitical events related to the Russian invasion of Ukraine may impact the global commercial aerospace industry, but has not specifically adjusted for these factors beyond known impacts that the Company has already identified.

Conference Call Information

The Company will host a conference call today, August 8 2022 at 4:30 pm Eastern Time to discuss these results. A live webcast will also be available at https://ir.aersale.com/news-events/events. Participants may access the call at 1-877-407-3982, international callers may use 1-201-493-6780, and request to join the AerSale Corporation earnings call.

A telephonic replay will be available shortly after the conclusion of the call and until August 23, 2022.  Participants may access the replay at 1-844-512-2921, international callers may use 1-412-317-6671, and enter access code 13731695. An archived replay of the call will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted Net Income, and adjusted diluted Earnings per Share. AerSale defines adjusted EBITDA as net income (loss) after giving effect to interest expense, depreciation and amortization, income tax expense (benefit), and other non-recurring or unusual items. Adjusted Net Income is defined as net income (loss) after giving effect to mark-to-market adjustments relating to our Private Warrants, stock-based compensation expense and other non-recurring or unusual items. Adjusted diluted earnings per share also exclude these material non-recurring or unusual items.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted Net Income, or Adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted Net Income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted Net Income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

Second Quarter 2022 Financial Results

AERSALE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands, except share data)

(Unaudited)

	June 30,	December 31,
	2022	2021
	(Unaudited)

Current assets:
Cash and cash equivalents	$197,240	$130,188
Accounts receivable, net of allowance for doubtful accounts of $1,272 and $1,692 as of June 30, 2022 and December 31, 2021	43,896	42,571
Inventory:
Aircraft, airframes, engines, and parts, net	74,327	81,759
Advance vendor payments	20,994	14,287
Deposits, prepaid expenses, and other current assets	3,206	2,724
Total current assets	339,663	271,529
Fixed assets:
Aircraft and engines held for lease, net	42,313	73,364
Property and equipment, net	10,052	7,350
Inventory:
Aircraft, airframes, engines, and parts, net	67,083	77,534
Deferred income taxes	12,326	10,013
Deferred financing costs, net	774	999
Deferred customer incentives and other assets, net	478	598
Goodwill	19,860	19,860
Other intangible assets, net	25,183	26,238
Total assets	$517,732	$487,485

Current liabilities:
Accounts payable	$22,180	$19,967
Accrued expenses	6,817	8,424
Income tax payable	7,537	3,443
Lessee and customer purchase deposits	6,437	33,212
Deferred revenue	7,207	2,860
Total current liabilities	50,178	67,906

Long-term lease deposits	—	2,053
Maintenance deposit payments and other liabilities	1,881	3,403
Deferred income taxes, net	1,113	1,113
Warrant liability	3,983	4,131
Total liabilities	57,155	78,606
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 51,706,168 and 51,673,099 shares as of June 30, 2022 and December 31, 2021, respectively	5	5
Additional paid-in capital	321,918	313,901
Retained earnings	138,654	94,973
Total stockholders' equity	460,577	408,879
Total liabilities and stockholders’ equity	$517,732	$487,485

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue:
Products	$108,622	$56,175	$200,990	$81,301
Leasing	7,355	6,366	15,556	12,622
Services	23,631	29,380	45,868	56,433
Total revenue	139,608	91,921	262,414	150,356
Cost of sales and operating expenses:
Cost of products	63,019	40,387	120,947	54,193
Cost of leasing	2,531	2,464	4,720	5,231
Cost of services	19,078	18,332	35,064	40,359
Total cost of sales	84,628	61,183	160,731	99,783
Gross profit	54,980	30,738	101,683	50,573
Selling, general, and administrative expenses	23,503	16,966	47,269	30,276
Payroll support program proceeds	—	(8,405)	—	(14,768)
Income from operations	31,477	22,177	54,414	35,065
Other income (expenses):
Interest expense, net	(183)	(251)	(378)	(509)
Other income, net	116	155	481	249
Change in fair value of warrant liability	1,382	(407)	148	(631)
Total other income (expenses)	1,315	(503)	251	(891)
Income before income tax provision	32,792	21,674	54,665	34,174
Income tax expense	(6,337)	(5,126)	(10,984)	(7,608)
Net income	$26,455	$16,548	$43,681	$26,566

Earnings per share - basic	$0.51	$0.39	$0.85	$0.62
Earnings per share - diluted	$0.47	$0.38	$0.81	$0.61

AERSALE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income	$43,681	$26,566
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,757	6,699
Amortization of debt issuance costs	225	257
Inventory reserve	1,810	5,016
Impairment of aircraft held for lease	857	—
Provision for doubtful accounts	(419)	(151)
Deferred income taxes	(2,313)	(284)
Change in fair value of warrant liability	(148)	631
Stock-based compensation	7,672	150
Changes in operating assets and liabilities:
Accounts receivable	(907)	(1,586)
Inventory	13,369	(33,417)
Deposits, prepaid expenses, and other current assets	(482)	5,750
Deferred customer incentives and other assets	111	(19)
Advance vendor payments	(6,707)	(4,536)
Accounts payable	2,213	28
Income tax payable	4,094	1,013
Accrued expenses	(1,609)	(3,425)
Deferred revenue	4,347	(306)
Lessee and customer purchase deposits	(28,825)	5,934
Other liabilities	(1,522)	316
Net cash provided by operating activities	41,204	8,636
Cash flows from investing activities:
Proceeds from sale of assets	35,707	4,420
Acquisition of aircraft and engines held for lease, including capitalized cost	(6,463)	—
Purchase of property and equipment	(3,741)	(841)
Net cash provided by investing activities	25,503	3,579
Cash flows from financing activities:
Cash paid for employee taxes on withholding shares	—	(269)
Proceeds from exercise of warrants	—	545
Proceeds from the issuance of Employee Stock Purchase Plan shares	345	—
Net cash provided by financing activities	345	276

Increase in cash and cash equivalents	67,052	12,491
Cash and cash equivalents, beginning of period	130,188	29,317
Cash and cash equivalents, end of period	$197,240	$41,808

Supplemental disclosure of cash activities
Income taxes	9,572	1,815
Interest	426	308
Supplemental disclosure of noncash investing activities
Reclassification of aircraft and aircraft engines inventory (from) equipment held for lease, net	(17,060)	(7,307)
Reclassification of customer purchase deposits to sale of assets	12,500	—

Adjusted EBITDA, Net Income and Diluted EPS

Reconciliation Table (In ‘000s, except per share data)

(Unaudited)

	Three months ended June 30,
	2022	% of Total Revenue	2021	% of Total Revenue
Reported Net Income/(Loss)	$26,455	18.9%	$16,548	18.0%
Addbacks:
Change in FV of Warrant Liability	(1,382)	(1.0%)	407	0.4%
Stock Compensation	3,917	2.8%	75	0.1%
Inventory Write-Off	1,845	1.3%	4,776	5.2%
Impairment in Flight Equipment	857	0.6%	—	0.0%
Adjusted Net Income	$31,693	22.7%	$21,806	23.7%
Interest Expense	183	0.1%	251	0.3%
Income Tax Expense (Benefit)	6,337	4.5%	5,126	5.6%
Depreciation and Amortization	2,891	2.1%	3,212	3.5%
Adjusted EBITDA	$41,104	29.4%	$30,395	33.1%

Reported Basic EPS	0.51		0.39
Addbacks:
Change in fair value of warrant liability	(0.03)		0.01
Stock-based compensation	0.08		0.00
Inventory Write-Off	0.04		0.11
Impairment in Flight Equipment	0.02		—
Adjusted Basic EPS	$0.61		$0.51

Reported Diluted EPS	0.47		0.38
Addbacks:
Change in FV of warrant liability	(0.03)		0.01
Stock-based compensation	0.07		0.00
Inventory Write-Off	0.03		0.11
Impairment in Flight Equipment	0.02		—
Adjusted Diluted EPS	$0.56		$0.50

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding our anticipated financial performance, including all statements set forth in the “2022 Guidance” section above such as expectations of revenue in the range of $420 - $450 million and adjusted EBITDA in the range of $80 - $90 million; our expectations that demand for P2F conversions will allow monetization of the remaining Boeing 757 package in through 2024; anticipations regarding an increasingly favorable market for feedstock availability within AerSale’s USM business; our plans to continue to direct our resources toward the highest generating rates of return for our shareholders; expectations regarding feedstock as a cornerstone of our strategy, and our belief that we are extremely well positioned to take advantage of the current market dynamic; our belief that our purpose built model continues to generate strong returns to stakeholders and is supported by best-in-class execution; our belief that we are very well positioned to take advantage of asset availability; our growth trajectory; the impact of investments in our Boeing 757 program on our financial performance; our ability to sell our aircraft on the timelines we anticipate; the expected operating capacity of our MRO facilities and demand for such services; expectations of market recovery and recommissioning of aircraft; the expected commencement date of sales of our AerAware product; and our anticipated revenue split between our two segments. AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,”

“could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Many factors could cause actual future events to differ materially from the forward-looking statements in this presentation, including without limitation, the impact of the COVID-19 pandemic; factors adversely impacting the commercial aviation industry; events related to the war in Ukraine including economic and trade sanctions; the fluctuating market value of our products; our ability to repossess mid-life commercial aircraft and engines; our ability to comply with stringent government regulation; the shortage of skilled personnel, including as a result of  work stoppages; the highly competitive nature of the markets in which we operate; and risks associated with our international operations, including geopolitical events such as the Russian invasion of Ukraine. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and AerSale Corporation assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law

About AerSale

AerSale serves airlines operating large jets manufactured by Boeing, Airbus and McDonnell Douglas and is dedicated to providing integrated aftermarket services and products designed to help aircraft owners and operators to realize significant savings in the operation, maintenance and monetization of their aircraft, engines, and components. AerSale’s offerings include: Aircraft & Component MRO, Aircraft and Engine Sales and Leasing, Used Serviceable Material sales, and internally developed ‘Engineered Solutions’ to enhance aircraft performance and operating economics (e.g. AerSafe™, AerTrak™, and now AerAware™).

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Craig Wright

Telephone: (305) 764-3200

Email: media.relations@aersale.com

Investor Contact:

AerSale: AersaleIR@icrinc.com